CHARITÉ

CharitéCentrum für Innere Medizin und Dermatologie

Charité | Campus Mitte | 10098 Berlin

Herrn
Dr. Wolfgang Köcher
Opsolution GmbH
Goethestr. 25 - 27
34119 Kassel

KLINIK FÜR DERMATOLOGIE, VENEROLOGIE UND ALLERGOLOGIE

ISO 9001
Klinik mit zertifiziertem Qualitätsmanagementsystem nach DIN EN ISO 9001:2008

BEREICH EXPERIMENTELLE UND ANGEWANDTE PHYSIOLOGIE DER HAUT

Leiter: Prof. Dr. Dr.-Ing. J. Lademann
juergen.lademann@charite.de

Unser Zeichen: la-Grz

Tel.: +49 30 450 518 100
Fax: +49 30 450 518 918
www.derma.charite.de

Berlin, den February 25, 2013

Biofeedback with the biozoom scanner

Dear Dr. Köcher,

First of all, I would like to thank you for the possibility to use your biozoom scanner for the scientific work we are doing at the Center of Experimental and Applied Cutaneous Physiology of the Charité – Universitätsmedizin Berlin. The close cooperation with your company and the support extended to us with the scanner helps much to clarify the physiological function of antioxidants in the skin.

Our Department has for more than 10 years expertise and experience in the non-invasive spectroscopic determination of the antioxidative potential of human skin. Initially, a Raman spectrometer which we had developed with industrial partners in Berlin was used for these measurements, whereas in recent years we have been applying your biozoom scanner for this purpose. We demonstrated that there is a very good correlation between your scanner device and our Raman spectrometer system. The results of this comparison were published.
Due to its size and its high cost, the Raman spectrometer is not feasible for wide practical application, whereas we think your scanner provides a huge potential for two major fields of application one being the wellness, nutrition and sports sector, the other one being the medical sector.

As you know, I keep receiving inquiries for the scanner almost daily. However, I am convinced the biozoom scanner will sell better in the wellness, nutrition and sports sector than in the medical sector. Moreover, it has to be clarified yet whether the sensitivity of the scanner will have to be enhanced for medical purposes as the antioxidant concentrations in the skin of patients are usually very low.

With our Raman spectrometer we measured more than 4,000 volunteers and with your manual scanner more than 1,200.

The following studies were carried out by us to determine the carotenoids in human skin:

1 One year study of the kinetics of the antioxidative potential performed on volunteers of our department

In this study, 20 volunteers of the Center of Experimental and Applied Cutaneous Physiology were measured before lunch every work day. The results of these investigations were published. They showed a clear correlation between the carotenoid concentration in the human skin and the nutritional and stress behavior.

2 **Correlation between the content of antioxidants in the human skin and skin aging**

In this study, volunteers aged between 40 and 50 years were investigated for their skin surface structure and their antioxidant concentrations. For the study only those volunteers were recruited who had not changed their lifestyle over the past decades. The investigations were performed on the forehead of the volunteers, i.e., on a light-exposed area. We measured the skin roughness, which is determined by the depth and density of furrows (indicator of skin aging). At the same site, we measured the carotenoid concentration. We found that volunteers with high levels of carotenoids in their skin had less furrows and wrinkles than volunteers who exhibited low carotenoid concentrations. A continuous self monitoring with the biozoom scanner will help people keeping their antioxidant level high, preventing premature skin aging and appearing younger for their age.

3 Influence of stress factors on the antioxidative potential of the skin

While in the above one-year study the lifestyle, the nutritional and the stress behavior of the volunteers had remained unchanged; the volunteers in this study were subjected to defined stress conditions in terms of alcohol consumption as well as of exposure to UV and infrared light.

Surprisingly it was found that the concentration of the carotenoids, which represent marker substances for the whole antioxidative potential, was reduced drastically within 10 minutes when the volunteers had drunken 100 mL of Vodka or Barcadi. Subsequently, it took four days of healthy diet until the volunteers regained their initial carotenoid concentrations. In the same study, the minimum erythema dose, i.e., the amount of UV light necessary to induce sunburn, was determined prior to and after alcohol consumption. It was found that volunteers after alcohol consumption contracted sunburn much faster than volunteers with an intact antioxidant potential. It seems to be relevant that people estimate the risk of getting sunburnt by measuring the antioxidant level with the biozoom scanner prior to sunbathing or applying a tanning bed.

4 Increase of the antioxidants in human skin by topical and systemic application

The aim of this study was to find the optimum method for increasing the concentration of the antioxidants in the skin. Therefore, the same defined amount of antioxidants was applied in the form of cream (topically) and pills (systemically). For the investigations placebo and verum products were utilized. The products were either applied as single components or in a combined topical and systemic form. It was found that both methods increased the concentration of antioxidants in the skin significantly. In the case of topical application, the antioxidative protection took effect immediately, while in the case of systemic application it took some days until the antioxidants had accumulated in the skin. However, in this latter case high amounts of antioxidants were still detectable 6 weeks after discontinuance of the systemic application. Contrary to that, almost no effect was detectable any more 24 hours after topical application of antioxidants. This can be explained by washing and textile contact. In addition, one layer of corneocytes is depleted by desquamation, each day.

The cosmetic industry is strongly interested in such measurements and considered to be a potential customer of the biozoom scanner.

Klinik für Dermatologie, Venerologie und Allergologie
Klinikleitung: Prof. Dr. med. Dr. h.c. T. Zuberbier (geschäftsf. Direktor)
Prof. Dr. med. E. Stockfleth (stellv. geschäftsf. Direktor), Prof. Dr. med. U. Blume-Peytavi (ltd. OÄ)
Prof. Dr. med. M. Maurer (Forschungsdirektor), Prof. Dr. med. W. Sterry (Forschung), Prof. Dr. med. M. Worm (Lehre)

CHARITÉ - UNIVERSITÄTSMEDIZIN BERLIN
Gliedkörperschaft der Freien Universität Berlin und der Humboldt-Universität zu Berlin
Charitéplatz 1 | 10117 Berlin | Telefon +49 30 450-50 | www.charite.de

5 Investigation of the antioxidative potential of athletes
We had an opportunity to subject athletes of the German team to a stress test the last days before they departed for the Olympic Games in Beijing. It was demonstrated that competitive sports represent a heavy physical stress situation strongly reducing the antioxidative potential. However, the athletes regained their original antioxidative potential very quickly after exercises, whereas a control group of untrained volunteers needed several days to reach their initial antioxidant concentrations again. Moreover, a considerably lower reduction of the antioxidative potential could be demonstrated for athletes who had drunken vegetable juice instead of water during exercises. The German Olympics Training Center (Olympiastützpunkt Deutschland) is very interested in these investigations and a potential customer for the biozoom scanner.

6 Biofeedback measurements on school students
50 students of a vocational grammar school in Kassel, Germany, were analyzed with the biozoom scanner for a period of 2 months. In the 1st month the students were measured without being informed on the results. The students were asked not to change their lifestyle and stress conditions in month 1 of the investigations, whereas they were instructed to live on healthy food and reduce stress as far as possible in month 2. It could be demonstrated that in month 2, the students showed increased antioxidant concentrations. Although they were initially skeptical about the measurements they gradually started communicating with their body by biofeedback. All students were eager to improve their values desisting from alcohol consumption and smoking. In addition, they went to bed earlier. In a survey they reported that they felt much better in month 2 of the investigations. Also, stress with parents and teachers was reported to have reduced thanks to the changed lifestyle also their performance at school had improved. At the end of the study the students were asked to briefly summarize their experience. In almost any case they stated to have neglected related advice from their parents and teachers, but changed their minds when facing the results of the biofeedback. 6 months after the end of the study the students were measured again, this time without prior notice, to check the sustainability of the results. It was found that the antioxidative potential of the students had even increased a bit compared to month 2 of the investigations. Compared to the basic values measured in the 1st month 83% of all students had still a higher level of antioxidants than before and 20% of smoking students stopped smoking. It could be demonstrated that biofeedback with the biozoom scanner results in a sustainable change in nutritional habits and lifestyle of adolescents.
The results of the study were presented attracting great interest among the news media. As a result, we received several hundreds of inquiries from potential customers for the biozoom scanner. As soon as this device will be commercially available, the Center of Experimental and Applied Cutaneous Physiology will approach the German Standing Conference of Ministers of Education and Cultural Affairs advocating to include such investigations permanently in the lifestyle or biology lessons.

7 Influence of various nutritional habits of ethnic groups on the antioxidant potential
In this study the antioxidative potential of Berlin residents was compared that of people in Seoul. In addition, representatives of the Korean community in Germany were analyzed. According to nutritional science, the Korean food is among the healthiest in the world. In this study it could be demonstrated that the antioxidative potential of the skin of Korean people was higher than that of German citizens. Different findings were obtained for the Korean community in Germany. While elder subjects exhibited the same antioxidant concentrations as the Korean residents, younger subjects, who had been born in Germany and had close contacts to German friends, had the same antioxidant concentrations as German residents. It is not surprising that German citizens exhibited lower antioxidant concentrations than Koreans, but the study also clearly demonstrated that the nutritional behavior is only one factor influencing the antioxidative potential in the human body. Stressors are the second factor. So

far, direct monitoring of stressors had not been possible. The antioxidants provide an excellent possibility for such stress monitoring and the biozoom scanner turned out to be the appropriate device for such monitoring.

8 Investigations of pregnant women and their newborns

Cooperating with the University of Rostock we analyzed the antioxidative potential in expectant mothers until child birth. Upon delivery, the antioxidative potential of both the mothers and the newborns was determined. The main question was whether newborns exhibit an antioxidant potential at all or whether they have to acquire this potential similar to the immune system. As a result of these investigations there are indications that the biozoom scanner could be utilized for determining the date of child birth. Another potential application could be online screening of the health condition of neonates as these cannot communicate any health complaints as adults would do. Both the Department of Gynecology and the Pediatric Department are very interested in this system. It is expected that such measurements could be applied for standard monitoring during pregnancy and in neonatology in the future. It should be noted that 80% of the death rate of neonates within the first 28 days is influenced by diseases associated with free radicals. Since antioxidants can serve as scavenger of free radicals, continuous measurements of the biozoom scanner can help to estimate this risk.

9 Application of the biozoom scanner in livestock keeping

The problem with large-scale dairy farming is that the complete milk yield must be destroyed if it was contaminated by the milk of only one diseased cow. Addressing this problem we were asked by veterinarians to check the possibility of developing a system for screening the health status of ruminants. We optimized the biozoom scanner for use on cow's udders and performed measurement on cows. First, we had to find out whether cows kept on the same conditions in terms of daily routine and fodder, exhibited the same antioxidative potential. However, this was not the case. Similar to humans, also the cows showed a large variance depending on the specific animal's sensitivity. As we could not be certain that any of several hundreds of animals would fall ill during the measurements, we decided to analyze diseased animals during recovery. It could be clearly demonstrated that recovery involves an increase of the antioxidative potential. In addition to skin measurements, also blood measurements were performed. Here, too, a clear correlation could be shown. As a result of these measurements, producers of milking parlors have shown strong interest in integrating such biozoom scanner into their milking equipment for dairy cow monitoring.

In summary it can be stated that the analysis of antioxidants in the skin has been evaluated for many applications. This method correlates with blood measurements, and it could be demonstrated that Raman spectroscopic measurements as well as reflectance measurements as provided by the biozoom scanner lend themselves excellently for determining the antioxidant concentrations via the carotenoids which represent marker substances for the whole antioxidative potential.

Sincerely yours,

Prof. Dr. Dr.-Ing. Jürgen Lademann

CHARITÉ CAMPUS MITTE
UNIVERSITÄTSMEDIZIN BERLIN
Centrum 12
Klinik für Dermatologie,
Venerologie und Allergologie
Prof. Dr. Dr.-Ing. J. Lademann
Charitéplatz 1 | D-10117 Berlin
Telefon (030) 450 - 518100